Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of Unity Bancorp, Inc. of our reports dated March 5, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Unity Bancorp, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Unity Bancorp, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP
Blue Bell, Pennsylvania
June 4, 2019